Exhibit 99.1

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER 2024 RESULTS

BOSTON, November 6, 2024 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the third quarter ended September 30, 2024, and other recent developments.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2024 reflect net loss attributable to common stockholders of $(0.35) per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.44 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units.
•	Same store NOI (“SS NOI”) decreased 1.2% on a GAAP basis excluding early termination income for the third quarter compared with the same period in 2023; increased 0.6% on a cash basis excluding early termination income.
•	Through November 4, 2024, executed leases scheduled to commence during 2024, which includes the third quarter activity, total an aggregate of 5,783,332 square feet, all of which are associated with terms of at least six months. The Company will experience a 17.2% increase in rental rates on a cash basis from these leases.
•	Brought the 772,622-square-foot development program to 100% leased.
•	Announced a strategic transaction with Sixth Street Partners, LLC (“Sixth Street”) to provide approximately $500 million of capital to pursue acquisitions.
•	Acquired a 14-building portfolio of industrial properties totaling 1.6 million square feet in Memphis for $100.5 million with an initial NOI yield of 8.0%.
•	Refinanced and upsized unsecured aggregate borrowing capacity to $1.5 billion with the refinance of the unsecured revolving credit facility to $500 million and the recast of the $100 million 2026 term loan.
•	Paid the regular quarterly cash dividend for the third quarter of 2024 of $0.24 per share for the common stock, or an annualized rate of $0.96 per share.
•	Adjusted the full year 2024 guidance range for net income per weighted average common share and units to $2.99 to $3.01 and Core FFO per weighted average common share and units to $1.83 to $1.85 as well as its range and accompanying assumptions.

Jeff Witherell, Chief Executive Officer and Co-Founder of Plymouth, noted, “We are very focused on our remaining leasing opportunities for 2024 and ensuring that we deliver on organic growth in 2025. The one-time impact from two tenants we were forced to evict weighed heavily on same-store NOI, occupancy and earnings this quarter. With remediation and leasing plans in place on these assets, along with 76% of our 2024 lease expirations and 43% of our 2025 expirations already addressed, we expect to exit 2024 with the right velocity.”

"The Memphis portfolio acquisition in July and the completion later this month of our development program at 100% leased have added new sources of growth for 2025. The recent Sixth Street transaction aligned us with a strategic partner that recognizes the attractive opportunity in our markets and provided up to $500 million of additional capital to deploy into our robust investment pipeline.”

Financial Results for the Third Quarter of 2024

Net loss attributable to common stockholders for the quarter ended September 30, 2024, was $15.7 million, or $(0.35) per weighted average common share outstanding, compared with net income attributable to common stockholders of $7.5 million, or $0.17 per weighted average common share outstanding, for the same period in 2023. Net income declined year-over-year primarily due to non-recurring items including the gain on sale of real estate recognized during the third quarter of 2023 of $12.1 million, loss on financing transaction associated with the Sixth Street transaction of $14.7 million, the impact of the previously announced St. Louis and Cleveland vacancies of $1.4 million, increased interest expense primarily due to additional line of credit draws for the Memphis acquisition completed in July 2024 of $0.9 million, a reduction in GAAP rent adjustments primarily due to reduced free rent abatements, coupled with the continued burn off of below market rent amortization of $0.6 million, partially offset by NOI contribution from the Memphis acquisition of $1.8 million and decrease in depreciation and amortization expense of $1.9 million. Weighted average common shares outstanding for the third quarters ended September 30, 2024, and 2023 were 45.0 million and 44.1 million, respectively.

Consolidated total revenues for the quarter ended September 30, 2024, were $51.9 million, compared with $49.8 million for the same period in 2023, primarily due to the contribution from the Memphis acquisition of $2.8 million and a net increase in base rents of $0.9 million, partially offset by the impact of the previously announced St. Louis and Cleveland vacancies of $1.4 million, a reduction in GAAP rent adjustments primarily due to reduced free rent abatements, coupled with the continued burn off of below market rent amortization of $0.6 million.

NOI for the quarter ended September 30, 2024, was $34.1 million compared with $34.0 million for the same period in 2023. SS NOI excluding early termination income – GAAP basis for the quarter ended September 30, 2024, was $30.8 million compared with $31.2 million for the same period in 2023, a decrease of 1.2%. SS NOI excluding early termination income – Cash basis for the quarter ended September 30, 2024, was $30.8 million compared with $30.6 million for the same period in 2023, an increase of 0.6%. SS NOI for the third quarter was negatively impacted by the previously announced Cleveland vacancies of $0.7 million, a reduction in GAAP rent adjustments primarily due to reduced free rent abatements, coupled with the continued burn off of below market rent amortization of $0.6 million and an increase in operating expenses of $1.2 million, partially offset by increased tenant recoveries of $0.7 million and scheduled rent increases of $1.4 million. The same store portfolio is comprised of 200 buildings totaling 31.2 million square feet, or 89.5% of the Company’s total portfolio and was 97.5% occupied as of September 30, 2024.

EBITDAre for the quarter ended September 30, 2024, was $30.9 million compared with $30.7 million for the same period in 2023.

Core FFO for the quarter ended September 30, 2024, was $20.1 million compared with $20.6 million for the same period in 2023, primarily due to increased interest expense of $0.9 million, the impact of the previously announced St. Louis and Cleveland vacancies of $1.4 million, a reduction in GAAP rent adjustments primarily due to reduced free rent abatements, coupled with the continued burn off of below market rent amortization of $0.6 million, partially offset by NOI contribution from the Memphis acquisition of $1.8 million and net reduced dividends on preferred stock of $0.3 million. The Company reported Core FFO for the quarter ended September 30, 2024, of $0.44 per weighted average common share and unit compared with $0.46 per weighted average common share and unit for the same period in 2023. Weighted average common shares and units outstanding for the third quarters ended September 30, 2024, and 2023 were 45.9 million and 44.9 million, respectively.

AFFO for the quarter ended September 30, 2024, was $18.5 million, or $0.40 per weighted average common share and unit, compared with $19.0 million, or $0.42 per weighted average common share and unit, for the same period in 2023. The results reflected the aforementioned changes in Core FFO and an increase in recurring capital expenditures related to leasing activity executed during the quarter.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity

As of November 4, 2024, the Company’s current cash balance was approximately $12.9 million, excluding operating expense escrows of approximately $5.1 million, and it has approximately $153.6 million of capacity under the existing unsecured line of credit.

The Company refinanced and upsized its unsecured credit facility borrowing capacity from $1.0 billion to $1.5 billion. The refinanced revolver was increased from $350.0 to $500.0 million, and the $100.0 million 2026 term loan was recast. The maturity was extended on the revolver to November 2028, and the 2026 term loan to November 2028, both with one-year extensions, subject to certain conditions. The other two term loans under the facility, which aggregate to $350.0 million and are scheduled to mature in 2027, remain unchanged.

Investment Activity

As of September 30, 2024, the Company had real estate investments comprised of 223 industrial buildings totaling 34.9 million square feet.

The final project in the first phase of Plymouth’s development program, a 52,920-square-foot, fully leased building in Jacksonville, came online October 31, 2024 and cash rents will commence December 1, 2024. During the quarter, the Company signed a 10-year lease for 53,352 square feet at its 154,692-square-foot industrial building in Cincinnati. The lease, which will commence in April 2025 with economic occupancy that began in September 2024, brought the entire development program to 100% leased.

During the quarter, Plymouth acquired a 1,621,241-square-foot portfolio of industrial properties located across the Southeast and Northeast submarkets of Memphis, Tennessee. The purchase price of $100.5 million equates to an initial NOI yield of 8.0%. The portfolio consists of 14 buildings that are currently 94.0% leased to 46 tenants with a weighted average remaining lease term of approximately 3.4 years.

During the quarter, Plymouth completed the previously announced sale of its 527,127-square-foot industrial property in Columbus, Ohio, to the tenant for approximately $21.1 million in net proceeds.

Sixth Street Chicago Joint Venture and Related Transactions

During the quarter, Plymouth entered into a transaction that includes a $256.0 million investment from Sixth Street in the form of a recapitalization joint venture relating to 34 of the Company’s wholly-owned properties in the Chicago area (the “Chicago JV”). The Sixth Street proceeds include approximately $116.0 million in gross proceeds for a 65% interest in the Chicago JV and $140.0 million in gross proceeds from the issuance of non-convertible Series C Cumulative Preferred Units (the “Preferred”) at a rate of 7%, of which approximately $61.0 million was drawn at closing in August 2024.

As previously disclosed, the Chicago JV with Sixth Street is expected to close in November upon obtaining new financing and the refinancing of approximately $57.0 million of existing debt held by the Company outstanding with Transamerica Life Insurance Company and secured by certain Chicago properties. There is an additional approximately $10.5 million of indebtedness secured by a single Chicago property that will be paid in full by the Company upon the closing of the Chicago JV.

As of September 30, 2024, the Company reclassified the carrying amount of the Chicago assets that will be contributed to the Chicago JV as real estate assets held for sale, net on the balance sheets and ceased recognizing depreciation on those same assets. Separately, the Company reclassified the net liabilities that will be assumed by the Chicago JV, namely secured debt, as real estate liabilities held for sale, net on the balance sheets. The Company will recognize a gain on sale of real estate in connection with the Chicago JV during the fourth quarter and will recognize its share of earnings (losses) related to its 35% interest in the Chicago JV prospectively in the statements of operations.

Simultaneously with the issuance of the Preferred, detached warrants were issued to Sixth Street. As of September 30, 2024, the Company has drawn approximately $61.0 million of the $140.0 million Preferred; no warrants have been exercised. The remaining draw on the Preferred is represented on the balance sheets as a forward contract asset. This asset represents the fair market value (FMV) of the Company’s contractual obligation to draw the remaining approximately $79.0 million of the Preferred. The warrants are reflected at FMV in liabilities on the balance sheets and will be marked to market each reporting period. The warrants, upon exercise, can be net settled in cash or shares of the Company’s common stock at the Company’s sole election.

Upon closing in August 2024, the gross proceeds of approximately $61.0 million (the first of two draws on the Preferred) were first allocated to the FMV of the component instruments - the warrants and the forward contract - resulting in the Company recognizing a book loss and recording the Preferred at a nominal amount of $0.01. As of September 30, 2024, the outstanding principal amount associated with the Preferred is $61.0 million plus unpaid cash and accrued dividends of $0.4 million. When filed, the Form 10-Q for the period ended September 30, 2024 will provide additional disclosure on the Chicago JV, Preferred and warrants.

Leasing Activity

Leases commencing during the third quarter ended September 30, 2024, totaled an aggregate of 1,095,115 square feet, all of which have terms of at least six months. These leases included 598,858 square feet of renewal leases and 496,257 square feet of new leases. Rental rates under these leases reflect a 12.2% increase on a cash basis with renewal leases reflecting a 9.1% increase on a cash basis and new leases reflecting a 15.7% increase on a cash basis. Total portfolio occupancy at September 30, 2024 was 94.2% and reflects a 230-basis-point impact from the previously announced St. Louis vacancy, a 20-basis-point impact from the inclusion of the recently acquired Memphis value-add portfolio, and a 30-basis-point impact from net leasing activity in the quarter.

Executed leases scheduled to commence during 2024, which includes activity through November 4, 2024, all have terms of at least six months and represent an aggregate of 5,783,332 square feet. These leases, which represent 75.5% of total 2024 expirations, include 4,180,593 square feet of renewal leases (21.1% of these renewal leases were associated with contractual renewals; there are no remaining 2024 contractual renewals) and 1,602,739 square feet of new leases, of which 138,924 square feet was vacant at the start of 2024. The total square footage of new leases commenced excludes 160,292 square feet of development leasing completed in 2024. Rental rates under these leases reflect a 17.2% increase on a cash basis with renewal leases reflecting a 12.8% increase in rental rates on a cash basis and new leases reflecting a 28.3% increase on a cash basis.

Other notable leasing activity during the third quarter among Plymouth’s top tenants include a one-year extension executed for 566,281 square feet in Memphis to December 31, 2025, that will commence in the first quarter of 2025 and a five-year extension executed for 327,194 square feet in Chicago to October 31, 2029, that will commence in the fourth quarter of 2024.

Quarterly Distributions to Stockholders

On September 13, 2024, the Board of Directors declared a regular quarterly common stock dividend of $0.24 per share for the third quarter of 2024. The dividend, which equates to an annualized rate of $0.96 per common share, was paid on October 31, 2024, to stockholders of record as of the close of business on September 30, 2024.

Guidance for 2024

Plymouth adjusted its full year 2024 guidance ranges for net income and Core FFO per weighted average common share and units and adjusted its accompanying assumptions, which can be found in the tables below. The adjustment to the full year 2024 ranges is primarily attributed to delayed lease commencements, namely with respect to the previously disclosed buildings in Chicago and Cleveland (and non-recoverable charges associated with the vacancy of one of these buildings), the remaining development space in Cincinnati, coupled with transitory vacancy in five buildings across three markets, and the projected impact from the Sixth Street transaction.

(Dollars, shares and units in thousands, except per-share amounts)	Full Year 2024 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.83	$1.85
Same Store Portfolio NOI growth – cash basis[2]	5.00%	5.25%
Average Same Store Portfolio occupancy – full year	97.0%	97.5%
General and administrative expenses[3]	$15,000	$14,600
Interest expense, net	$38,250	$37,750
Weighted average common shares and units outstanding[4]	45,880	45,880

Reconciliation of net income attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2024 Range[1,2,3]
	Low	High
Net income	$2.99	$3.01
Gain on sale of real estate[5]	(3.22)	(3.22)
Preferred dividend[6]	(0.03)	(0.03)
Loss on financing transaction[7]	0.32	0.32
Real estate depreciation & amortization	1.77	1.77
Core FFO	$1.83	$1.85

1)	Our 2024 guidance refers to the Company's in-place portfolio as of November 4, 2024, inclusive of the Chicago JV portfolio sale scheduled to close in November 2024 and does not include the impact from prospective acquisitions, dispositions, or capitalization activities.

2)	The Same Store Portfolio consists of 200 buildings aggregating 31,245,756 rentable square feet, representing approximately 88.2% of the total in-place portfolio square footage as of November 4, 2024. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income. The Same Store Portfolio is a subset of the consolidated portfolio and includes properties that are wholly owned by the Company as of December 31, 2022. The Same Store Portfolio excludes properties that are classified as repositioning, lease-up during 2023 or 2024 (five buildings representing approximately 1,533,000 square feet), acquired or developments placed into service during 2023 and 2024, or under contract for sale. The Same Store Portfolio stats reflected in Guidance do not account for the deconsolidation of the Chicago JV portfolio.
3)	Includes non-cash stock compensation of $4.3 million for 2024.
4)	As of November 4, 2024, the Company has 45,879,485 common shares and units outstanding.
5)	Gain on sale of real estate includes year-to-date realized gains plus an estimated gross book gain on the disposition of the Chicago JV portfolio in connection with the Sixth Street transaction, excluding closing costs and prorations.
6)	Preferred dividend includes cash and accrued (PIK) dividends at an annualized rate of 7.0%.
7)	Loss on financing transaction includes the net impact of the initial accounting treatment loss and corresponding issuance costs realized upon the issuance of the Preferred Series C Units and warrants issued in August 2024, partially offset by a net unrealized gain due to the change of the respective fair market value of the instruments between the date of issuance and the end of the reporting period.

Plymouth will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, November 7, 2024, at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through November 14, 2024, by dialing (877) 344-7529 and entering the replay access code, 6027952.

The Company has posted supplemental financial information on the third quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing activity and expectations for the timing of the closing of the Chicago Joint Venture. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Contact:
Tripp Sullivan
SCR Partners
IR@plymouthreit.com

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
Assets
Real estate properties	$1,393,892	$1,567,866
Less: accumulated depreciation	(246,652)	(268,046)
Real estate properties, net	1,147,240	1,299,820

Real estate assets held for sale, net	199,548	—
Cash	21,383	14,493
Cash held in escrow	4,780	4,716
Restricted cash	7,393	6,995
Deferred lease intangibles, net	44,458	51,474
Other assets	49,256	42,734
Interest rate swaps	13,237	21,667
Forward contract asset	9,116	—
Total assets	$1,496,411	$1,441,899

Liabilities, Redeemable Non-controlling Interest and Equity
Liabilities:
Secured debt, net	176,717	266,887
Unsecured debt, net	448,465	447,990
Borrowings under line of credit	196,400	155,400
Accounts payable, accrued expenses and other liabilities	83,397	73,904
Real estate liabilities held for sale, net	67,982	—
Warrant liability	73,335	—
Deferred lease intangibles, net	5,095	6,044
Financing lease liability	2,290	2,271
Interest rate swaps	1,085	1,161
Total liabilities	1,054,766	953,657

Redeemable non-controlling interest - Series C Preferred Units	$426	$—

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 45,390,436 and 45,250,184 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively.	454	452

Additional paid in capital	614,716	644,938
Accumulated deficit	(190,675)	(182,606)
Accumulated other comprehensive income	11,969	20,233
Total stockholders' equity	436,464	483,017
Non-controlling interest	4,755	5,225
Total equity	441,219	488,242
Total liabilities, redeemable non-controlling interest and equity	$1,496,411	$1,441,899

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2024	2023	2024	2023

Rental revenue	$51,432	$49,736	$150,271	$149,006
Management fee revenue and other income	439	29	514	58
Total revenues	51,871	49,765	150,785	149,064

Operating expenses:
Property	17,374	15,754	47,585	47,398
Depreciation and amortization	21,010	22,881	64,725	70,098
General and administrative	3,582	3,297	10,826	10,586
Total operating expenses	41,966	41,932	123,136	128,082

Other income (expense):
Interest expense	(10,359)	(9,473)	(29,368)	(28,592)
Loss on extinguishment of debt	—	(72)	—	(72)
Gain (loss) on sale of real estate	(234)	12,112	8,645	12,112
Loss on financing transaction	(14,657)	—	(14,657)	—
Total other income (expense)	(25,250)	2,567	(35,380)	(16,552)

Net income (loss)	(15,345)	10,400	(7,731)	4,430
Less: Net income (loss) attributable to non-controlling interest	(170)	114	(88)	46
Less: Net income (loss) attributable to redeemable non-controlling interest - Series C Preferred Units	426	—	426	—
Net income (loss) attributable to Plymouth Industrial REIT, Inc.	(15,601)	10,286	(8,069)	4,384
Less: Preferred Stock dividends	—	677	—	2,509
Less: Loss on extinguishment/redemption of Series A Preferred Stock	—	2,021	—	2,023
Less: Amount allocated to participating securities	89	83	277	253
Net income (loss) attributable to common stockholders	$(15,690)	$7,505	$(8,346)	$(401)

Net income (loss) per share attributable to common stockholders - basic	$(0.35)	$0.17	$(0.19)	$(0.01)
Net income (loss) per share attributable to common stockholders - diluted	$(0.35)	$0.17	$(0.19)	$(0.01)

Weighted-average common shares outstanding - basic	45,009,273	44,056,855	44,979,140	43,108,039
Weighted-average common shares outstanding - diluted	45,009,273	44,139,603	44,979,140	43,108,039

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, loss on financing transaction, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, loss on financing transaction, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (Loss) (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for non-comparable items such as dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, unrealized loss/(gain) on financing instruments, and loss on extinguishment of debt. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI:	2024	2023	2024	2023
Net income (loss)	$(15,345)	$10,400	$(7,731)	$4,430
General and administrative	3,582	3,297	10,826	10,586
Depreciation and amortization	21,010	22,881	64,725	70,098
Interest expense	10,359	9,473	29,368	28,592
Loss on extinguishment of debt	—	72	—	72
(Gain) loss on sale of real estate	234	(12,112)	(8,645)	(12,112)
Loss on financing transaction	14,657	—	14,657	—
Management fee revenue and other income	(439)	(29)	(514)	(58)
NOI	$34,058	$33,982	$102,686	$101,608

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDAre:	2024	2023	2024	2023
Net income (loss)	$(15,345)	$10,400	$(7,731)	$4,430
Depreciation and amortization	21,010	22,881	64,725	70,098
Interest expense	10,359	9,473	29,368	28,592
Loss on extinguishment of debt	—	72	—	72
(Gain) loss on sale of real estate	234	(12,112)	(8,645)	(12,112)
Loss on financing transaction	14,657	—	14,657	—
EBITDAre	$30,915	$30,714	$92,374	$91,080

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2024	2023	2024	2023
Net income (loss)	$(15,345)	$10,400	$(7,731)	$4,430
(Gain) loss on sale of real estate	234	(12,112)	(8,645)	(12,112)
Depreciation and amortization	21,010	22,881	64,725	70,098
FFO:	$5,899	$21,169	$48,349	$62,416
Preferred Stock dividends	—	(677)	—	(2,509)
Redeemable non-controlling interest - Series C Preferred Unit dividends	(426)	—	(426)	—
Acquisition expenses	—	—	—	85
Loss on extinguishment of debt	—	72	—	72
Loss on financing transaction	14,657	—	14,657	—
Core FFO	$20,130	$20,564	$62,580	$60,064

Weighted average common shares and units outstanding	45,883	44,922	45,855	43,966
Core FFO per share	$0.44	$0.46	$1.36	$1.37

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2024	2023	2024	2023
Core FFO	$20,130	$20,564	$62,580	$60,064
Amortization of debt related costs	470	570	1,346	1,708
Non-cash interest expense	89	(50)	(329)	402
Stock compensation	1,093	827	3,118	2,128
Capitalized interest	(140)	(282)	(321)	(968)
Straight line rent	(17)	(216)	1,012	(1,833)
Above/below market lease rents	(299)	(417)	(910)	(1,820)
Recurring capital expenditures(1)	(2,853)	(1,965)	(5,254)	(4,863)
AFFO	$18,473	$19,031	$61,242	$54,818

Weighted average common shares and units outstanding	45,883	44,922	45,855	43,966
AFFO per share	$0.40	$0.42	$1.34	$1.25

(1) Excludes non-recurring capital expenditures of $8,229 and $8,132 for the three months ended September 30, 2024 and 2023, respectively and $16,982 and $24,185 for the nine months ended September 30, 2024 and 2023, respectively.